Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS OFFER LETTER HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GE Healthcare
Peter J. Arduini
President and Chief Executive Officer
500 West Monroe Street
Chicago, Illinois
IL 60661
United States of America
E: [***]
A: [***]

Via email:
[***]
January 21, 2022

Ms. Betty Larson
[***]
[***]

Dear Betty:

We are pleased to offer you the position of Chief Human Resources Officer of GE Healthcare. The details of this offer, which is contingent upon the successful completion of a background check, reference check, and a drug test, are as set forth below:

Position Details: Effective March 1, 2022, you will begin your employment with the Company as Chief Human Resources Officer of GE Healthcare. This position includes responsibility for all Human Resources and Communications functions and staff, reporting to me (as CEO) or my successor. Your principal location will be the greater Chicago or MKE area, but you will travel to other locations as necessary to fulfill your responsibilities of the role.

Compensation: Target Total Direct Compensation for this position is comprised of the components noted below:

(a)Base Salary. You will receive an annual base salary of $650,000 ("Base Salary"), payable by the Company in accordance with its normal payroll practices. Your Base Salary will increase to $700,000 at the earlier of the effective date of the Healthcare spin off transaction or March 1, 2023. Your Base Salary will not be decreased during your tenure unless GE Healthcare reduces the salaries of all other executives at your level.

(b)Annual Incentive Bonus. You will be eligible to receive an annual incentive bonus, under the Company's Annual Executive Incentive Program or any successor or replacement program, with each year's Annual Bonus having a target of 85% of your Base Salary ("AEIP Target"), which shall be determined and paid in accordance with the Company's normal procedures. Your bonus target will increase to 100% of your base salary at the earlier of the effective date of the Healthcare spin-off transaction or March 1, 2023.

(c)Long Term Incentive Award ("LTIP Award"). You will be eligible to participate in the Company's annual long-term incentive equity grant program with a targeted grant fair value of $2,250,000 beginning with the annual grant scheduled for March 1, 2022. Your award will be delivered 50% in Performance Stock Units (based on a Monte Carlo calculation) and 50% in Restricted Stock Units (based on the 30-day average prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of Company. Your annual long-term incentive award target value will increase to $2,500,000 at the earlier of the effective date of the Healthcare spin-off transaction or March 1, 2023.

(d)Sign-On Equity Award. As consideration for your joining the Company, and in recognition of the value of the long-term incentive you stand to forfeit with your current employer, you will be provided an award of restricted stock units with a grant date fair market value of $2,250,000. The RSU award will be granted as soon as practical following the start of your employment (targeted for March 1, 2022) and will vest 50% after the completion of your second year (March 1, 2024), and 50% after the completion of your third year (March 1, 2025).

(e)Sign-On Cash Award. As further consideration for your joining the Company, we will provide you with a sign-on cash award of $675,000. This will be paid within 30 days of the commencement of your employment. Similar to your salary and other cash payments, this amount is subject to applicable tax and other withholdings. This cash payment must be repaid to the company in full if, before the two-year anniversary of your start date, you are found, in the company's sole discretion, to have engaged in conduct that would give rise to a termination for Cause (as defined below), regardless of whether this conduct was discovered during your employment or after your termination of employment. If you resign without "Good Reason" (as defined below) before the two-year anniversary of your start date, you will be required to repay the full sign-on cash award. If the Company decides not to spin off the GE Healthcare business or fails to do so on or before December 31, 2023, and you choose to resign prior to the second anniversary of your start date, you shall not be required to repay any portion of the sign-on cash award.

(f)Employee Benefits. You will be eligible to participate in all employee benefit plans generally available to similarly situated Officers of the Company. All aspects of these benefits will be governed by GE plans and policies, a summary of which is included as a reference.

(g)Relocation Benefits. You will be eligible to participate in GE's U.S. relocation policy through December 31, 2022. This comprehensive program provides home sale assistance, a temporary housing benefit, coverage of customary closing costs, including tax assistance, and movement of household goods. Full details of the program are included in the attached policy.

(h)Severance Payment: If your employment with GE is terminated (i) other than for Cause (ii) with Good Reason, (iii) due to death or disability or (iv) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company’s standard Officer Severance package, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first qua er of the year In which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business. For purposes of this letter:

"Cause" shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position that is not cured by you within thirty (30) days of receiving written notice of such alleged willful failure; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company's written policies or rules, as they may be in effect from time to time.

"Good Reason" shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; or (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law) or (4) a decision by the Company not to spin off the GE Healthcare business or its failure to do so on or before December 31, 2023.

(i)Restrictive Covenants: During your employment, and for the 12 month period following your termination of employment, you will not directly or indirectly: (i) provide services to a competitor of the Company's GE Healthcare division in a position in which your duties will be substantially similar to the duties you performed for the Company and/or will require you to work on products or services that are competitive with the products or services you worked on during the two years prior to your termination, or (ii) solicit the employment of, hire, or encourage any Senior Professional Band employee or above to leave his/her position or accept employment outside of the Company, including in any company with which you may subsequently become involved (in accordance with the Company's standard non-solicit agreement which you agree to sign in connection with the on-boarding process). Notwithstanding the foregoing, if the Company decides not to spin off the GE Healthcare business or fails to do so on or before December 31, 2023 and you choose to resign for that reason, the Company shall waive the restrictive covenants detailed in this section.

(j)Confidentiality: You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose the Company's Confidential Information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company. You further agree that you will sign the Company's Employee Invention and Proprietary Information Agreement ("EIPIA") as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire on boarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Betty, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email by January 28, 2022.

If you have any questions, please don't hesitate to contact me directly.
Sincerely,

Peter J. Arduini
President and Chief Executive Officer

Please signify your acceptance of this offer letter:
/s/ Betty D. Larson 1/23/22
Betty Larson (Signature)        Date